EXHIBIT 16

January 15, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Dear Sirs/Madams:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 14, 2004, which was filed by our former audit client, Texland Drilling Program – 1981. We agree with the statements made in response to that Item insofar as they relate to our firm.

/s/  Sproles Woodard L.L.P.

Sproles Woodard L.L.P.